Exhibit 99.1

PRESS RELEASE Full Year 2010 Results

• Strong financial performance boosted by solid operating results;

• Revised FY 2010 outlook outperformed with Free Cash Flow up 54% yoy to €257.8 million;

• Proposed capital reduction of €4.5 per share as part of sustainable payout strategy.

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Mechelen, February 24, 2011 — Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU GAAP”) for the full year ended December 31, 2010.

HIGHLIGHTS

•            Revenue up 8% yoy to €1,299.0 million;

•            Adjusted EBITDA(1) up 10% yoy to €668.7 million — Adjusted EBITDA margin up to 51.5% in 2010 from 50.7% in 2009 despite selective investments in growth and elevated inroads in mobile;

•            Accrued capital expenditures(2) of €316.3 million for the full year, including €30.7 million accrual for the DTT license — excluding the latter, accrued capital expenditures represented 22% of revenue;

•            Free Cash Flow(3) growth of 54% yoy to €257.8 million;

•            Net profit of €89.3 million, including €39.0 million loss on derivatives and €7.9 million loss on extinguishment of debt;

•            Continued strong net new subscriber growth: Telenet Digital TV +244,900, broadband internet +110,700, fixed telephony +73,700, mobile telephony +68,800;

•            ARPU per customer relationship(5) up 11% yoy from €35.0 in 2009 to €38.8 in 2010 — the highest annual increase ever;

•            Digitalization of our cable TV subscribers continued at a healthy pace, reaching 55% at Q4 2010 quarter-end;

•            Improved debt maturity profile as a result of €900.0 million debt issuance, voluntary debt extension and redemptions end-2010 and early 2011;

•            Board of Directors authorized capital reduction of €4.5 per share as part of our sustainable shareholder remuneration strategy.

As of and for the year ended	Dec 2010	Dec 2009	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	1,299.0	1,197.4	8%
Operating Profit	344.5	298.5	15%
Net Profit	89.3	233.1	-62%

Basic Earnings Per Share	0.80	2.09	-62%
Diluted Earnings Per Share	0.79	2.08	-62%

Adjusted EBITDA (1)	668.7	607.7	10%
Adjusted EBITDA margin %	51.5%	50.7%

Accrued Capital Expenditures (2)	316.3	317.6	0%
Accrued Capital Expenditures as % of revenue	24%	27%
Free Cash Flow (3)	257.8	166.9	54%

OPERATIONAL HIGHLIGHTS (Serviced premises)

Total Cable TV	2,274,400	2,342,400	-3%
Analog Cable TV	1,032,500	1,341,600	-23%
Digital Cable TV (Telenet Digital TV + INDI)	1,241,900	1,000,900	24%
Broadband internet	1,226,600	1,115,900	10%
Fixed telephony	814,600	740,900	10%
Mobile telephony	198,500	128,700	54%

Triple-play customers	719,200	651,000	10%
Services per customer relationship (4)	1.90	1.79	6%
ARPU per customer relationship (€ / month) (4) (5)	38.8	35.0	11%

(1)

EBITDA is defined as profit before net finance expense, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestures.  Operating charges or credits related to acquisitions or divestures include (i) gains and losses on the disposition of long-lived assets and (ii) due diligence, legal, advisory and other third-party costs directly related to our efforts to acquire or divest controlling interests in businesses. Adjusted EBITDA is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable IFRS measure. A reconciliation of this measure to the most directly comparable IFRS measure is disclosed in Exhibit 1 on page 10.

(2)

Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including capital lease additions, as reported in our consolidated balance sheet on an accrued basis.

(3)

Free Cash Flow is defined as net cash provided by the operating activities of our continuing operations less capital expenditures of our continuing operations, each as reported in our consolidated statement of cash flows. Free Cash Flow is an additional measure used by management to demonstrate the Company’s ability to service debt and fund new investment opportunities and should not replace the measures in accordance with IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable IFRS measure.

(4)	Customer relationships are equal to the sum of analog and digital basic cable TV subscribers on the Combined Network.
(5)

Average monthly revenue (ARPU) per revenue generating unit (RGU) and ARPU per customer relationship are calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and set-top box rentals and excluding interconnection revenue, installation fees, mobile telephony revenue and set-top box sales) for the indicated period, divided by the average of the opening and closing RGU base or customer relationships, as applicable, for the period.

Conference call — Telenet will host a conference call for institutional investors and analysts on February 25, 2011, at 4.00pm CET.

For dial-in details and webcast links, please visit: http://investors.telenet.be

Contacts

Press:	Marina De Moerlooze	Stefan Coenjaerts
	VP Corporate Communications	Spokesperson
	marina.de.moerlooze@staff.telenet.be	stefan.coenjaerts@staff.telenet.be
	Phone: +32 15 335 771	Phone: +32 15 335 006

Analysts and	Vincent Bruyneel	Rob Goyens
Investors:	VP Investor Relations, Corporate Finance & Development	Manager Investor Relations
	vincent.bruyneel@staff.telenet.be	rob.goyens@staff.telenet.be
	Phone: + 32 15 335 696	Phone: +32 15 333 054

About Telenet — Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand Telenet Solutions. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET and is part of the BEL20 stock market index.

Additional Information — Additional information on Telenet and its products can be obtained from our website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. Our Consolidated Annual Report 2009 as well as unaudited condensed consolidated financial statements and presentations related to the financial results of the full year of 2010 have been made available from the investor relations pages of our website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 — Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook, dividend policy and future growth prospects, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations;  potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations, our ability to make value-accretive investments, and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information — The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2010 have been prepared in accordance with International Financial Reporting Standards, as adopted by the EU (EU GAAP) unless otherwise stated and will be made available on our website no later than March 30, 2011.

Non-GAAP measures —Adjusted EBITDA and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G.  For related definitions and reconciliations, see the Investor Relations section of the Liberty Global, Inc. website (http://www.lgi.com). Liberty Global, Inc. is our controlling shareholder.

This document has been released on February 24, 2011 at 5.45pm CET

Commenting on the results, Duco Sickinghe, Telenet’s Chief Executive Officer, stated:

“2010 was once again characterized by continued strong demand for our leading residential products and increased market appetite for our business solutions. Our key residential product lines, including Telenet Digital TV, broadband internet and fixed telephony, increased their subscriber base by an aggregate 429,300 during the whole of 2010. The combination of our bundle propositions, our lasting focus on customer service and our continued efforts in product innovations are the foundation to this ongoing success. At the end of 2010, 58% of our customer base subscribed to two or more products, driving up the ARPU per unique customer by 11% year-on-year — the highest annual increase ever. At the same time it indicates ample potential for future growth as over 40% of our customers are still single-play customers. Our strong progress in both our residential and professional subscriber base resulted in very solid financial progress. Our top line increased by 8% to €1,299 million and our Adjusted EBITDA grew by 10% to €669 million, representing an improved margin of 51.5%. Thanks to our growing profitability and lower cash capital expenditures, our Free Cash Flow leaped 54% to €258 million for the year — or 20% of revenue.

In 2010 we continued to invest in new product innovations that set the foundations for long-term growth. We are very thrilled about our new revolutionary platform Yelo, offering a true multi-screen TV solution on a number of mobile devices, including the iPhone, iPad and laptop. This is only the first step in our endeavor to create a wholly new experience allowing customers to watch TV virtually everywhere. Next to that, we once again improved our broadband internet lineup last month with the commercial launch of an entire range of EuroDocsis 3.0 powered Fibernet products. Our cable network will now deliver leading broadband speeds of up to 100 Mbps, providing for the most advanced, comprehensive and reliable customer experience available in our footprint. Fueled by the Digital Wave 2015 optical node splitting project, it is our ambition to continue to offer our customers unparalleled speeds, quality and service in the future.

With the combination of all these innovations and continuing business growth, we are confident that our company will deliver strong operational and financial progress in 2011. Therefore, we are pleased to announce our full year 2011 outlook, guiding for revenue growth of around 6%, stable Adjusted EBITDA margins relative to 2010, an accrued capex to revenue ratio of around 21% and a Free Cash Flow target in excess of €250 million.

At the end of 2010, the regulators presented the outcome of an analysis on the TV broadcasting market and announced a draft proposal to introduce certain remedies for analog and digital cable TV and broadband internet for the different cable companies in Belgium. As we believe that the current competitive environment is challenging, we have submitted our arguments to the regulator and expect to receive an update on this matter in the near future. Based on our observations and those of prominent specialists on this matter, we believe that the proposed measures are without merit and disproportionate. The European Commission has repeatedly stated the importance of continued investments in network infrastructure as infrastructure-based competition will eventually determine the future digital highway. The rapid development of TV services will require several platforms to remain state-of-the-art and should clearly incentivize other operators to invest reasonable amounts to support their current and future video offering. As per the timing of the different procedures, we do not expect that any material change to our business operations could occur before the end of 2012.

To date, we successfully issued €900 million of additional debt, partially used to prepay shorter-term maturities which significantly improved our debt maturity profile. With the goal of maintaining a long-term Net Total Debt to EBITDA ratio of at least 3.5x, our business has now ample cash flow flexibility to invest in potential value-accretive acquisitions and business growth. In the absence of acquisitions, this model will allow for attractive and sustainable shareholder returns, on top of strong long-term business growth. For 2011, the Board of Directors has authorized a shareholder disbursement of €4.5 per share. We believe that the combination of recurring above-market shareholder disbursements and strong business growth positions Telenet at the front row to continue to deliver attractive future shareholder value.”

1                                         Operational highlights

1.1                               Multiple-play

OVERVIEW & MULTIPLE-PLAY

The effective execution of our multi-product bundling strategy yielded robust growth in 2010 as we have been increasingly focused on offering our subscribers leading and reliable broadband internet, telephony and digital TV services in the form of attractively priced multiple-play bundles. In 2010, we recorded an aggregate 429,300 net new subscriber additions to our core residential products of Telenet Digital TV, broadband internet and fixed telephony. Our commercial momentum accelerated in Q4 2010, highlighted by 123,800 net additions to our core residential products, and reached its highest level of the year despite the intensely competitive environment. As of December 31, 2010, the total number of services reached 4,315,600, a 3% increase compared to the prior year period when the number of services totaled 4,199,200 (excluding mobile telephony in both cases).

The success of our multiple-play strategy can also be derived from the number of services per customer relationship. As of December 31, 2010, each customer on average subscribed to 1.90 services, a solid 6% increase compared to the prior year period when we recorded 1.79 services per customer relationship. As a result, the proportion of multiple-play subscribers on our network continued to grow, reaching 58% as of December 31, 2010 compared to 51% at the end of the prior year period. The number of triple-play subscribers grew 10% from 651,000 as of December 31, 2009 to 719,200 as of December 31, 2010, equivalent to 32% of our customer base.

As 42% of our customer base is still only taking one product from us, we continue to see sound growth opportunities from gradually upselling our remaining single-play subscribers to any of our attractive multiple-play propositions. At the same time, we will seek to convert the vast majority of our 1 million remaining analog cable television subscribers to our higher ARPU interactive digital platform.

The net organic loss rate for our basic cable television service confirmed its stabilizing trend despite continued competition from both existing and new digital television platforms. For the third consecutive quarter, the net organic attrition revealed a further contraction and the achievement in Q4 2010 (-13,800) was the best performance since Q3 2009. For the full year 2010, our basic cable television subscriber base contracted by 68,000 compared to 57,200 in the prior year.

ARPU PER CUSTOMER RELATIONSHIP

Our effectiveness in upselling additional services to individual subscribers and the combination of net new multiple-play growth and a growing proportion of higher ARPU generating digital cable television subscribers continued to drive the ARPU per customer relationship. We consider the ARPU per unique subscriber to be one of our key metrics as we seek to obtain a larger share of our customers’ spending on media and communications services.

For the full year 2010, the ARPU per customer relationship increased 11% to €38.8 as compared to €35.0 in 2009, which is the highest annual increase ever achieved. In Q4 2010, the ARPU per unique subscriber reached the €40.0 milestone for the first time as compared to €36.8 for the prior year quarter (+9% year-on-year). The ARPU enhancement stemming from an increasing number of bundled subscriptions and digital cable television subscribers more than outweighed the pressure on the individual product ARPUs as a result of a growing proportion of bundle and other price discounts as well as competitive pressures. The ARPU per unique subscriber, as mentioned above, excludes the recurring revenue generated by our increasing base of postpaid mobile subscribers.

1.2          Broadband internet

As of December 31, 2010, we served 1,226,600 broadband internet subscribers, a 10% increase compared to December 31, 2009. We succeeded in attracting 110,700 net new broadband internet subscribers for the full year 2010, which we believe is a robust performance in light of the increased broadband penetration in our footprint and the intensely competitive environment. For the full year 2010, our annualized churn rate remained stable compared to the prior year at 7.2% (Q4 2010: 7.6%).

In Q4 2010, we recorded a net new intake of 29,800 broadband internet subscribers, nearly matching the level which we achieved in the prior year period when we were still enjoying the early benefits from the Interkabel acquisition. As a result, our broadband service reached a penetration of 43.5% as of December 31, 2010, relative to the total number of homes passed by our network compared to 39.9% as of December 31, 2009.

Our speed leadership and premium positioning over competing platforms of our broadband internet products remain crucial in these achievements. Our current product lineup caters for the low-end as well as for the very high-end of the market. Our low entry product Basicnet enables customers to make their first steps on the internet at download speeds of 4 Mbps and represents one of the best-priced internet products in Europe at €18.90 per month. As a response to the rising demand for more bandwidth, driven by more connected devices and more online video services, we also introduced a number of broadband product upgrades and new product launches over the last couple of months. In February 2010, we upgraded our existing broadband products, offering increased download speeds and data volume for the same price. In parallel, we introduced the first leg of our next-generation broadband internet products based on the EuroDocsis 3.0 technology which has been deployed over our complete network. Through Fibernet, we provide the fastest download speeds in our service area of up to 100 Mbps. In January this year, we completely revamped our product lineup and introduced two new products as a response to today’s growing need for powerful, superfast internet, enabling the whole family to connect seamlessly through multiple devices simultaneously. Today, with 47% of our customers surfing at 20 Mbps or higher, Telenet has one of the most advanced broadband internet customer base across Europe.

1.3          Telephony

FIXED TELEPHONY

The number of fixed telephony subscribers on our network reached 814,600 as of December 31, 2010, a 10% increase compared to the prior year period. This corresponds to a penetration rate of 28.9% as of December 31, 2010 relative to the total number of homes passed compared to 26.5% at the end of the prior year period. The continued growth in our fixed telephony subscriber base was driven by the availability of attractive flat-fee rate plans and the continued success of our multiple-play bundles.

Despite the mature character of the fixed telephony market and the continued growth in the number of mobile-only households we succeeded in attracting a net new 73,700 fixed telephony subscribers for the whole of 2010, of which Q4 2010 accounted for 19,800. Our annualized fixed telephony churn remained well under control at 6.8% for the full year of 2010 (Q4 2010: 7.2%) compared to 6.6% for the prior year.

MOBILE TELEPHONY

Our carefully weighted and well balanced push into the mobile market, which we started at the end of October 2009 following the launch of our uniquely positioned  tariff plans including subsidized handsets, has delivered solid growth. For the year 2010, we welcomed 68,800 net new postpaid subscribers with the total number of active mobile customers reaching 198,500 as of December 31, 2010 (+54% year-on-year).

Our level of net additions rebounded to its normalized run-rate in Q4 2010, reaching 16,300 compared to 12,600 in Q3 2010. We believe this is a solid achievement given our shifted focus to the higher value segments and given the fact that we only cross-sell our mobile telephony services to existing Telenet customers within our footprint.

In 2010, we extended the range of postpaid tariff plans to include Walk & Talk 30 and 45 and further boosted the data volume of our Walk & Surf subscriptions. These new plans enabled us to make inroads into the more valuable market segments and as a consequence the newly acquired mobile subscribers generate a higher ARPU as compared to the legacy mobile subscribers on the older tariff plans. This trend led to a significant year-on-year increase in our mobile product ARPU. Mid-October 2010, we implemented our Full-MVNO and have started to migrate the higher value subscribers to this new platform.

1.4                               Television

1.4.1                     Digital & Premium Television

As of December 31, 2010, we served 1,241,900 digital cable television subscribers, a 24% increase compared to the prior year period when we reached just over one million digital cable television subscribers. The vast majority of our digital subscribers (1,182,800) subscribed to the interactive Telenet Digital TV platform which we launched in 2005, with the remaining subscribers (59,100) on the non-interactive linear INDI platform which we acquired as part of the Interkabel Acquisition.

For the full year 2010, we attracted a net new 244,900 subscribers to our Telenet Digital TV platform which is our best result ever when we exclude 2009’s performance which was boosted by pent-up demand resulting from the Interkabel Acquisition. During the year, 21% of our remaining analog TV subscriber base switched to digital, equivalent to 11% of our total cable TV subscriber base, which was ahead of our long-term projections. Furthermore, we were pleased to see that our level of net additions showed a marked acceleration in Q4 2010 with 74,200 net new Telenet Digital TV subscribers in the year-end quarter.

As of December 31, 2010, our digitalization rate reached 55% compared to 43% as of December 31, 2009. Going forward, we expect that the continued migration of analog cable television subscribers to our interactive digital platform will remain one of our key value drivers as a digital subscriber tends to generate an ARPU which is approximately twice the level of the basic cable television ARPU.

In December 2010, we launched Yelo, a revolutionary new multimedia platform enabling digital TV customers to watch their favorite television programs and videos wherever they are. Yelo enables our customers to watch their favorite programs beyond the familiar TV screen on their iPad, iPhone and laptop. In addition, Yelo offers a range of convenient services, such as an electronic program guide, remote recording of your set-top box and video-on-demand. With Yelo, we once again introduced a refreshing, new way for watching TV as part of the Telenet experience. To date, the app has been downloaded already more than 90,000 times and we registered over 1 million unique viewing sessions.

1.4.2                     Basic Cable Television

Subscribers to both our analog and digital television services totaled 2,274,400 at the end of December 2010. This represents a net organic loss of 68,000 basic cable television subscribers for the full year 2010. This organic loss excludes migrations to our digital television platform and represents customers churning to competitor’s platforms, such as other digital television providers and satellite operators, or customers terminating their television service or having moved out of our service footprint.

The level of net organic attrition peaked in the first quarter of 2010 when we lost 24,500 basic cable television subscribers as a result of the intensely competitive environment. Since that time, we have seen an improvement in our churn rate — a trend which continued throughout Q4 2010. In Q4 2010, we lost 13,800 basic cable television subscribers which was our best result since Q3 2009. At an average monthly subscription price of €14.4 (including 21% VAT), our basic cable television package offers a well-balanced variety of approximately 25 analog TV channels and on average 20 analog radio channels at one of the lowest price points within a European context. Given the historically high level of cable penetration in our footprint, the limited expansion of the number of homes passed and the availability of competing digital television platforms, we anticipate that the number of basic cable television subscribers will continue to decline moderately.

2                                         Financial highlights

2.1          Revenue

For the full year 2010, we generated revenue of €1,299.0 million, an 8% increase compared to the prior year period when we recorded revenue of €1,197.4 million. Our revenue in Q4 2010 was impacted by €3.7 million lower revenue from contract termination billings, which represents the termination fee we charge to customers upon cancellation of their one-year contract obligation.

The bulk of our top line growth was organic and directly driven by the underlying growth in the number of fixed and mobile services and the ongoing migration from analog to digital TV, all through which we were able to obtain a higher ARPU per customer relationship. Our business services division also delivered healthy top line growth on the back of our reinforced product portfolio and recent major contract wins. Excluding the impact from the acquisitions of BelCompany (fully consolidated since June 30, 2009) and C-CURE (fully consolidated since May 31, 2010), we achieved 7% revenue growth for the full year 2010. In Q4 2010, we achieved revenue of €332.0 million compared to €315.5 million in the prior year period (+5% year-on-year).

BASIC CABLE TELEVISION

Basic cable television revenue, which comprises the basic cable television subscription fee paid by both our analog and digital (Telenet Digital TV and INDI) cable television subscribers, remains an important contributor to our revenue and represents a steady source of cash flow. For the full year 2010, our basic cable television revenue amounted to €325.1 million compared to €322.3 million in the prior year period. The anticipated contraction in the number of basic cable television subscribers was offset by a 6% price increase which was introduced in February 2009 and which had a deferred benefit on our revenue until February 2010. Moreover, our Q3 2010 revenue was positively influenced by nonrecurring revenue related to billing adjustments.

In Q4 2010, we realized basic cable television revenue of €80.3 million, a 2% decline compared to the prior year period when we were still enjoying the deferred price increase benefit. The gradual decrease in our basic cable television revenue reflects a lower average number of subscribers compared to the prior year period.

PREMIUM CABLE TELEVISION

Our premium cable television revenue includes the revenue generated by our digital cable television subscribers on top of the basic cable television revenue as described above. In addition to video-on-demand revenue, our premium cable television revenue is driven by the strong uptake in rentals of the high-end HD and PVR-enabled set-top boxes, which provide a boost to our recurring monthly set-top box rental fees. The other contributors to our premium cable television revenue include subscription fees to our thematic and premium channel packages, the latter marketed under the brand name PRIME, and interactive services on our platform which all drive an ARPU uplift from basic cable TV. During 2010, we registered 47 million video-on-demand transactions, or on average 3.7 per iDTV user per month.

Our premium cable television revenue increased €35.3 million or 31% during 2010 as compared to 2009 and reached €150.7 million for the full year 2010. In Q4 2010, we achieved premium cable television revenue of €40.7 million, a 24% increase compared to the prior year period when our premium cable television revenue was €32.9 million, despite lower revenue from contract termination billings.

DISTRIBUTORS/OTHER

Distributors/Other revenue includes revenue related to (i) the sale of set-top boxes, (ii) revenue from cable television activation and installation fees, (iii) other services such as online advertising on our portal and community websites and (iv) the contribution from third-party sales in our multi-brand mobile distribution channel BelCompany, which we acquired on June 30, 2009.

Distributors/Other revenue for the full year 2010 fell 1% compared to the prior year from €56.5 million in 2009 to €55.7 million in 2010. The positive impact from the full year consolidation of BelCompany in 2010, as opposed to only two quarters in 2009, was offset by lower installation revenue as we attracted on a gross basis relatively fewer subscribers in 2010 compared to 2009 when we still enjoyed the early benefits from the Interkabel Acquisition. As for Q4 2010, Distributors/Other revenue amounted to €13.4 million compared to €18.5 million in the prior year period predominantly because of much lower third-party revenue generated by BelCompany.

For the full year 2010, BelCompany generated revenue of €21.7 million compared to €17.1 million in 2009. In Q4 2010, BelCompany achieved revenue of €5.6 million compared to €7.9 million in the prior year quarter. This decline was fully attributable to a lower level of external commissions since we increasingly rely upon BelCompany’s brand, expertise and footfall to sell our own mobile products.

RESIDENTIAL BROADBAND INTERNET

Revenue generated by our 1.2 million broadband internet subscribers grew 6% year-on-year from €402.0 million in 2009 to €426.7 million in 2010. In Q4 2010, our residential broadband internet revenue amounted to €105.7 million, up 2% compared to the prior year period. Our Q4 2010 revenue was impacted by lower revenue from contract termination billings.

We attribute this solid performance to the sustained growth in our broadband subscriber base, partially offset by a growing proportion of bundle discounts as a result of a higher concentration of sales in bundles and more lower-tier customers in the overall mix resulting from a growing broadband penetration. In 2010, we upgraded both the download speeds and data volume limits for our existing products without a price increase. At the same time, we launched in February 2010 the first series of our next-generation broadband internet products based on the EuroDocsis 3.0 technology, which has been deployed over our entire footprint. Thanks to our Fibernet lineup, enabling download speeds ranging from 40 Mbps to up to 100 Mbps, we believe we are uniquely positioned for the future as consumers increasingly seek reliable superfast broadband access allowing them to connect to the internet simultaneously through multiple devices.

RESIDENTIAL TELEPHONY

Our residential telephony revenue, which includes the revenue generated by our fixed and mobile telephony subscribers, increased €31.6 million or 14% during 2010 compared to 2009 to €255.9 million. In Q4 2010, we realized a similar year-on-year growth to €67.3 million.

The robust growth in our residential telephony revenue predominantly stemmed from a growing contribution from our mobile business induced by a higher number of postpaid subscribers and more importantly a significant increase in our mobile ARPU as a result of an increasing proportion of higher rate plans in our new sales. In 2010, our mobile revenue more than doubled compared to the prior year and increasingly contributed to our top line.

Our fixed telephony revenue also showed steady growth as a higher number of RGUs was only partially offset by a further decline in the individual fixed telephony ARPU given the higher proportion of customers on flat-fee rate plans and a sustained high concentration of bundle sales.

BUSINESS SERVICES

Telenet Solutions, our business services division, contributed €84.9 million to our overall revenue in 2010 compared to €76.9 million in 2009 (+10% year-on-year) driven by good traction for our professional data and fiber solutions. In Q4 2010, Telenet Solutions posted a strong 27% revenue increase from €19.3 million in Q4 2009 to €24.6 million. A large proportion of this growth was related to the acquisition of C-CURE, a Mechelen-based security specialist which we began to fully consolidate as of May 31, 2010 and which performed well in the fourth quarter.

We continue to believe that the availability of EuroDocsis 3.0-based professional products across our entire network and the further implementation of our segmented market approach will herald new select growth opportunities in the business segment, both for smaller and medium-sized companies as well as larger corporations. Moreover, we have extended our products and services offering beyond the typical connectivity layer by adding hosting and managed security services through which we are able to make a more coherent and integrated approach towards the business market. We are currently in the process of merging the two recently acquired B2B companies — Hostbasket and C-CURE — into Telenet, which is expected to create additional synergies and result in an improved go-to-market.

2.2          Expenses

For the full year 2010, we incurred total operating expenses of €954.5 million, a 6% increase compared to the prior year period’s expense level of €898.9 million. The increase in our operating expenses was partially inorganic and related to the acquisitions of BelCompany and C-CURE. On an organic basis, our operating expenses showed a more modest growth of 4% compared to the prior year period. Despite the continued growth in the number of services and the effective implementation of our Full-MVNO, our operating expense growth trailed our revenue growth, reflecting the benefits of the various process improvements that we have put in place, our improved customer service and our disciplined overall cost control.

In Q4 2010, our operating expenses totaled €255.6 million, representing a 2% year-on-year increase. On an organic basis, our expense growth was only 1% but Q4 2009 included a €6.6 million nonrecurring provision related to a settlement of post-employment benefits for certain of our employees who were former Electrabel-employees.

•                  Employee benefits increased 9% from €123.1 million in 2009 to €133.8 million for the full year 2010 (Q4 2010: €35.2 million), which reflected the underlying growth in our staffing levels as a result of the acquisitions of BelCompany and C-CURE and our deliberate strategy to increase the proportion of insourced call centres. It is our belief that a greater proportion of insourced call centers as opposed to outsourced call centers will enable us to further increase our customer service levels and to reach higher closing rates and efficiencies in terms of sales. The resulting higher employee benefits will be offset by lower network operating and service costs. As of December 31, 2010, we employed approximately 2,000 full-time equivalents compared to 1,887 at the end of December 2009.

•                  Depreciation and amortization amounted to €313.8 million for the full year 2010 (Q4 2010: €79.9 million), a 4% increase compared to the prior year.  This increase reflects the impact of capital expenditures that was only partially offset by the impact of certain assets becoming fully depreciated. In Q4 2010, we accrued €30.7 million related to the DTT license (Digital Terrestrial Television), which will be amortized on a straight-line basis over a 14-year period from 2011 onwards.

•                  Network operating and service costs remained our most significant expense line, covering 40% of our total operating expenses. Our network operating and service costs totaled €378.2 million for the full year 2010 (Q4 2010: €98.0 million) compared to €343.2 million in 2009 (+10% year-on-year). The increase in network operating and service costs was primarily growth-related and directly correlated with the continued growth in the number of services, higher content costs as a result of a further digitalization of our cable television subscriber base, higher interconnect costs and higher maintenance costs as a result of a larger installed base and the implementation of our Full-MVNO for which we have developed our own mobile switch, rating and billing platform. Finally, the growth in our network operating and service costs also reflected the purchase costs of our mobile handsets, which we only started offering as from October 2009.

•                  Advertising, sales and marketing expenses were flat year-on-year at €69.3 million (Q4 2010: €23.0 million) despite the impact of our new mobile-focused marketing campaigns, the BelCompany acquisition and the launch of our Yelo mobile TV platform. We were able to maintain our advertising, sales and marketing expense levels thanks to a decline in sales commissions and an increased efficiency from new sales being realized through our website and customer care call centers.

•                  Other costs, including operating charges related to acquisitions or divestitures, were broadly stable compared to the prior year at €49.6 million for the full year 2010 (Q4 2010: €13.3 million). This particular cost line predominantly reflects business-supporting corporate advisory and legal fees.

As a percentage of revenue, our total operating expenses (including depreciation and amortization) for the full year 2010 improved by nearly two percentage points compared to the prior year to 73%, despite the acquisitions of BelCompany and C-CURE and the introduction of subsidized mobile handsets. The relative improvement in the level of our operating expenditure was both driven by an improvement in our cost of services provided as well as in our selling, general and administrative expenses.

In Q4 2010, our total operating expenses as a percentage of revenue amounted to 77% compared to 79% in the prior year period. Excluding the nonrecurring €6.6 million expense related to the post-employment benefits settlement in

Q4 2009, our expense level as a percentage of revenue would have remained stable in Q4 2010 compared to the prior year period.

2.3          Adjusted EBITDA and operating profit

For the full year 2010, we generated Adjusted EBITDA of €668.7 million, a strong increase of 10% compared to the prior year when our Adjusted EBITDA reached €607.7 million. Our Adjusted EBITDA in Q4 2010 was impacted by €1.0 million lower Adjusted EBITDA from contract termination billings. We realized an Adjusted EBITDA margin of 51.5% for the full year 2010 compared to 50.7% for the full year 2009. Despite our selective investments in new growth domains, the dilutive margin impact from the acquired business of BelCompany and C-CURE and our elevated inroads into mobile, we were able to expand our Adjusted EBITDA margin. This shows that we continue to deliver on our promise of maintaining a sound financial profile and Adjusted EBITDA margin despite selective investments. The strong growth in our Adjusted EBITDA was primarily the result of our continued focus on process and product platform improvements, the continued uptake of multiple-play and overall disciplined cost control, which more than compensated for our increased mobile activities.

In Q4 2010, we realized Adjusted EBITDA of €163.1 million, up 11% compared to the prior year period, and representing an Adjusted EBITDA margin of 49.1%. As a result of seasonal patterns in our business and generally higher advertising, sales and marketing costs during the end-of-year period, we traditionally achieve the lowest Adjusted EBITDA margin in the fourth quarter. Even excluding the €6.6 million nonrecurring post-employment benefit expense in Q4 2009, our Adjusted EBITDA rose 6% year-on-year and we were still able to grow our underlying margin.

Exhibit 1: Reconciliation between Adjusted EBITDA and profit attributable to equity holders (unaudited)

	For the three months ended			For the full year ended
	December 31,			December 31
(€ in millions)	2010	2009	Change %	2010	2009	Change %

Adjusted EBITDA	163.1	146.6	11%	668.7	607.7	10%
Adjusted EBITDA margin	49.1%	46.5%		51.5%	50.7%

Share based compensation	(6.2)	(1.2)	417%	(9.8)	(5.1)	92%
Operating credits (charges) related to acquisitions or divestitures	(0.3)	0.2	n/a	(0.3)	(1.3)	-77%
Restructuring charges	(0.3)	—	n/a	(0.3)	—	n/a

EBITDA	156.3	145.6	7%	658.3	601.3	9%

Depreciation, amortization and impairment	(79.9)	(79.8)	0%	(313.8)	(302.8)	4%

Operating profit	76.4	65.8	16%	344.5	298.5	15%

Net Finance expense	(19.5)	(33.7)	-42%	(197.6)	(153.6)	29%
Share of the loss of equity accounted investees	(0.0)	(0.0)	n/a	(0.4)	(0.5)	-20%
Income tax benefit (expense)	(14.8)	128.3	n/a	(57.2)	88.7	n/a

Total comprehensive income for the period, attributable to owners of the Company	42.1	160.4	-74%	89.3	233.1	-62%

The combination of solid double-digit Adjusted EBITDA growth, slightly offset by higher depreciation and amortization charges and share based compensation expense, led to an operating profit of €344.5 million for the full year 2010 (+15% year-on-year). In Q4 2010, we recorded a 16% increase in our operating profit compared to the prior year period to €76.4 million, reflecting 11% growth in our Adjusted EBITDA and stable depreciation and amortization charges.

2.4          Net result

FINANCE INCOME AND EXPENSES

Net finance expenses were €197.6 million for the full year of 2010 compared to €153.6 million for the prior year. This increase primarily reflects a higher negative impact from changes in the fair value of our interest rate hedges and the upfront premiums related to the optimization of our derivative instruments. The interest expenses on the Term Loans under our Senior Credit Facility slightly increased as a result of higher indebtedness and an increase in the overall finance expenses amounted to €19.5 million, down from €33.7 million in Q4 2009, as a result of a €32.7 million gain on our derivative financial instruments in Q4 2010 versus a loss of €2.3 million in the prior year period. In Q4 2010, we recorded a loss of €7.9 million following the early repayment of certain Term Loans.

Interest income and foreign exchange gain

Interest income and foreign exchange gain for the full year 2010 totaled €1.5 million, slightly up compared to the €1.2 million we recorded in last year’s period. During Q4 2010, our interest income and foreign exchange gain represented €0.2 million.

Interest expenses and foreign exchange loss

Our net interest expense and foreign exchange loss for the full year of 2010 totaled €152.2 million, up from €133.9 million for the prior year. The 14% increase is the net effect from (i) an 8% increase in our average higher indebtedness and (ii) an increase in the overall interest margin following our maturity extension processes in August 2009 and in September 2010, partially offset by (iii) lower EURIBOR interest rates which set the basis for the majority of our interest expenses carried on our Senior Credit Facility. For Q4 2010, net interest expense and foreign exchange loss was €44.5 million, compared to €31.6 million in the prior year period. Interest expenses in Q4 2010 were impacted by a rise in EURIBOR interest rates versus 2009.

Net gains or losses on derivative financial instruments

We have entered into various derivative instruments to significantly reduce our exposure to interest rate increases through the maturity date of our Senior Credit Facility. During 2010, we further optimized our portfolio of interest rate hedges to lower the average interest rates and extend our maturities as described above. As of December 31, 2010, we have a combination of cap, collar and swap instruments that provide for a maximum average interest rate of 4.0% (excluding the respective margins per Term Loan). Our derivatives are spread over different financial institutions and geographies to minimize counterparty risks.

In line with IFRS accounting standards, our interest rate derivatives are valued on a mark-to-market basis, i.e. at fair value, and changes in fair value are reflected in our income statement. These changes in fair value can be volatile and do not have any direct impact on our cash flows until such time as the derivatives are fully or partially settled. For the full year of 2010, the change in fair value of our interest rate derivatives yielded a loss of €39.0 million versus a loss of €20.9 million in the prior year. In Q4 2010, these changes in fair value represented a gain of €32.7 million versus a loss of €2.3 million in Q4 2009. To the extent the underlying EURIBOR rates rise (fall), we expect the mark-to-market valuation of these instruments to increase (decrease) and to have a positive (negative) impact on our net result.

Loss on extinguishment of debt

As a result of the prepayment of certain outstanding Term Loans under our Senior Credit Facility for an aggregate €208.8 million, €7.9 million of third-party costs and related deferred financing costs were expensed.

INCOME TAXES

For the full year of 2010, we recorded an income tax expense of €57.2 million compared to an income tax benefit of €88.7 million for the prior year, reflecting a nonrecurring tax credit of €124.6 million recorded in Q4 2009 following the recognition of a deferred tax asset related to the net operating losses of our subsidiary Telenet BidCo NV. The underlying evolution reflects the increasing profitability of the primary operating entity of the Telenet group. For Q4 2010, income tax expenses were €14.8 million, compared to an income tax benefit of €128.3 million a year ago.

NET INCOME

We recorded a net profit of €89.3 million for the full year of 2010, including a loss on our interest rate derivatives of €39.0 million and a €7.9 million loss on extinguishment of debt, without which we would have recorded a net profit of €136.2 million. In the prior year, we reported a net profit of €233.1 million, including a €20.9 million loss on our interest rate derivatives and a €124.6 million nonrecurring tax credit, without which we would have recorded a net profit of €129.4 million. For Q4 2010, our net profit amounted to €42.1 million, or €17.3 million when excluding the gain on our derivatives and the loss on extinguishment of debt.

2.5          Cash flow and liquidity

NET CASH PROVIDED BY OPERATING ACTIVITIES

Net cash provided by operating activities increased by 14% to €503.8 million for the full year of 2010 compared to €440.8 million in the prior year. In Q1 2010, €9.2 million of nonrecurring upfront premiums were paid for the optimization of our hedges. The strong underlying cash generation from our operations and an improvement of our change in working capital resulted in this increase. In Q4 2010, net cash provided by operating activities amounted to €123.9 million, up 38% from last year’s fourth quarter.

NET CASH USED IN INVESTING ACTIVITIES

We used €248.0 million of net cash in investing activities for the full year of 2010, including €2.3 million cash paid for the May 31, 2010 acquisition of C-CURE. In the prior year, net cash used in investing activities was 13% higher, as the first months of 2009 were exceptionally boosted by the pent-up demand for rental set-top boxes following the Interkabel Acquisition, which are recorded in capital expenditures. For Q4 2010, net cash used in investing activities was relatively flat year-on-year at €72.9 million. Please refer to Section 2.7 — Capital expenditures for detailed information about the underlying accrued capital expenditures.

FREE CASH FLOW

In 2010, we continued to boost our Free Cash Flow by a strong 54% to €257.8 million from €166.9 million in the prior year, representing 20% of revenue. This reflects an improvement of 6 percentage points compared to 2009. During the fourth quarter of 2010, we improved our Free Cash Flow to €50.8 million from €18.9 million in the prior year period as a result of a strong improvement in our working capital in part thanks to a higher balance of trade accounts payable. We expect a portion of these supplier payments to have an impact on our working capital — and hence Free Cash Flow - in Q1 2011.

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES

Net cash provided by financing activities amounted to €238.1 million for the full year of 2010, compared to net cash used in financing activities of €81.1 million for the prior year. The cash activity in 2010 reflects the disbursement to shareholders of €249.8 million in August 2010 (equivalent to €2.23 per share), partially offset by the drawdown of the Term Loan Facilities B2A and E2 under our Senior Credit Facility for an aggregate of €135.0 million in June 2010. In addition, we launched two new debt issuances under the Senior Credit Facility in October and November 2010 for an aggregate of €600.0 million. Of these net proceeds, €201.7 million was used to prepay a portion of the outstanding Term Loans. Furthermore, we used €7.0 million of cash and cash equivalents to prepay another portion of the outstanding Term Loans which still resided at the level of Telenet NV. Our 2010 net cash provided by financing activities also reflects various lease repayments and the €22.0 million scheduled repayment of the Telenet Partner Network capital lease associated with the Interkabel Acquisition. For Q4 2010, net cash provided by financing activities amounted to €371.4 million, primarily reflecting the net proceeds of the refinancing operations.

2.6          Debt profile, cash balance and leverage ratio

As of December 31, 2010, we held total debt of €2,878 million, of which €1,916 million is owed under our Senior Credit Facility, €600 million is related to the Notes issued in 2010 and the remainder primarily represents the capital lease associated with the Interkabel Acquisition. During 2010 we have continued to improve our debt repayment profile at attractive rates therefore reducing future refinancing risk. Our average maturity under the Senior Credit Facility improved to 6.8 years at the end of 2010 from 5.4 years following a voluntary exchange offer in September and the issuance of two additional Term Loans in 2010 with longer maturities. On November 3, 2010, we issued a €500 million Term Loan maturing in November 2020 and on November 26, 2010, we issued another Term Loan of €100 million with maturity in November 2016, each following the offering of Senior Secured Notes by independent financing companies that we consolidate. The net proceeds from these offerings were partially used to prepay a portion of the outstanding Term Loans under our Senior Credit Facility for an aggregate €201.7 million. In addition, we used €7.0 million of our outstanding cash and cash equivalents to redeem the remaining Term Loans under Telenet NV.

As a consequence, Telenet does not face any repayments before December 2014. The first significant repayment of €1,471 million is scheduled for 2017. In February 2011 we issued another additional Term Loan of €300 million that will be entirely used to repay existing facilities due in 2014 and 2015. Please refer to Section 3.3 — Subsequent events for additional information. Under the Senior Credit Facility, we still have access to the additional committed Revolving Facility of €175.0 million, subject to compliance with the covenants mentioned below, with availability up to and including June 30, 2014. As of December 31, 2010, we held €639.6 million of cash and cash equivalents, compared to €145.7 million as of December 31, 2009. We manage and optimize our cash balance on a daily basis and according to balanced counterparty risks.

As of December 31, 2010, the outstanding balance of our Senior Credit Facility and outstanding cash balance resulted in a Net Total Debt to EBITDA ratio(1) of 2.8x, down from 3.1x at December 31, 2009. Taking into account the shareholder disbursement in August 2010, this clearly demonstrates the rapid deleveraging capacity of the Company. Our current leverage ratio is significantly below the covenant of 6.0x and the availability test of 5.0x. Including our capital leases and other debt, our net total debt leverage ratio is equivalent to 3.3x EBITDA.

2.7          Capital expenditures

Accrued capital expenditures were €316.3 million for the full year 2010, including €30.7 million for the acquisition of the license for DTT (Digital Terrestrial Television), which will enable us to broadcast wireless television channels over the DTT spectrum. This product will be commercialized at a later stage and DTT will be mainly positioned to subscribers who are unable to receive their television signal through our current distribution platform. The license is valid for 14 years and will be repaid in equal installments during its lifetime.

Accrued capital expenditures excluding the license fee for DTT were €285.6 million, representing 22% of revenue and were 10% down versus 2009. This decline is predominantly attributable to our set-top box expenditures which came down to €63.1 million in 2010 from €103.9 million in 2009 as the prior year was particularly affected by strong pent-up demand for Telenet Digital TV following the Interkabel Acquisition. Accrued capital expenditures for network growth and upgrades increased to €95.4 million in 2010 from €79.4 million in 2009 as a result of the start of our 5-year Pulsar node splitting project and various upgrades in light of our increased commercialization of the EuroDocsis 3.0 products in early 2011. Set-top box expenditures and customer installations represented 22% and 18% respectively of total accrued capital expenditures (excluding the DTT license fee). In addition, network growth and upgrade related capital expenditures were 33%, which implies that 73% of our 2010 accrued capital expenditures (excluding the DTT license fee) were scalable and subscriber growth related. The remainder includes refurbishments and replacements of network equipment, sports content acquisition costs and recurring investments in our IT-platform and systems.

In Q4 2010 accrued expenditures were €141.4 million, including €30.7 million for the acquisition of the license for DTT. The increase in the fourth quarter compared to previous quarters reflected the physical deployment of the node splitting project and more set-top boxes as a result of higher digital TV sales.

(1)  Calculated as per Senior Credit Facility definition, using net total debt, excluding subordinated shareholder loans, capitalized elements of indebtedness under the clientele and annuity fees and any other finance leases, divided by last two quarters’ annualized EBITDA.

3                                         Outlook and other information

3.1          Outlook for the year 2011

STRATEGY

For 2011, it is our objective to continue to pursue our proven growth strategy which has been the key to our past successes. The ongoing conversion of our single-play customers to multiple-play will remain the leading value driver. Thanks to our sustained product leadership in broadband internet and digital TV, combined with our ever lasting focus on customer service and loyalty, we believe we have created the fundamentals for another year of strong operational and financial growth.

At the end of 2010, 42% of our customer base subscribed to one product only, predominantly analog TV, which generates the lowest ARPU of all products. Hence, this group represents untapped potential to upsell additional services and bundles, thereby significantly improving the ARPU per unique customer whilst lowering the propensity to churn. With household penetration of broadband internet in our footprint still only in the mid-70’s and the unique positioning of our recently introduced Fibernet product portfolio, we remain confident that future growth in broadband internet is genuine. In addition, the further digitalization of our analog TV customers, still representing 45% of total TV customers, will continue to deliver top line growth as the ARPU of such a converted customer doubles on average.

In addition to our core fixed business, our mobile product will further boost our overall revenue growth, thanks to our distinctive positioning in the mobile telephony space fueled by our brand, distribution channels and increasing focus on higher-end smartphone consumers. Thanks to some major contract wins in 2010 and the integrated offering of connectivity, data services, security and hosting solutions, we expect our business-to-business activities to continue to perform well in 2011.

OUTLOOK 2011

•                  For 2011, we foresee healthy top line growth of around 6%, while we remain cautious about the intensified competitive landscape. We should highlight that this growth is entirely organic as the 8% revenue growth we achieved in 2010 included revenue from acquisitions, i.e. BelCompany and C-CURE.

•                  We expect to keep our Adjusted EBITDA margin stable for 2011, despite our further inroads into mobile and potential additional costs for the preparation of the regulatory case. We will achieve this through the introduction of a number of innovative efficiency improvements in our sales, customer care and installation processes, combined with our relentless focus on cost control.

•                  Our accrued capital expenditures are expected to represent around 21% of revenue for 2011. We will continue to invest in our network that is driven by customer growth on one hand and by technology upgrades on the other hand. These upgrades are part of our long-term project “Digital Wave 2015” to build a next-generation network capable of capturing the changing consumer needs, new internet applications and future services and technology. One of the cornerstones in this program remains our Pulsar node splitting project, which will improve our network capacity by deploying more fiber and increasing the number of nodes in our network.

•                  We expect Free Cash Flow for 2011 to be in excess of €250 million. Our 2011 Free Cash Flow will be impacted by additional cash interest expenses as a result of our refinancing operations in 2010, which significantly improved our debt repayment schedule and provided for increased cash flow flexibility. Nevertheless, we expect the increase in our interest expense to be offset by continued growth in our profitability. The outlook assumes no material changes in the evolution of the EURIBOR interest rates, which set the basis for the majority of our interest expenses on our Senior Credit Facility.

Exhibit 2: Outlook FY 2011

Outlook FY 2011
Revenue growth	Around 6%
Adjusted EBITDA margin	Stable relative to FY 2010
Capital expenditures(1)	Around 21% of revenue
Free Cash Flow	In excess of €250 million

(1)             Accrued capital expenditures, including non-cash capital lease additions and rental set-top boxes.

3.2          Shareholder disbursements

Following our refinancing operations in 2010 and our continued strong progress in Free Cash Flow generation, we have set the basis to be able to deliver attractive shareholder disbursements in a recurring and sustainable way while preserving liquidity for investments in business growth and value-accretive acquisitions. Accordingly, we are targeting a long-term Net Total Debt to EBITDA ratio of at least 3.5x which provides for an optimal balance between growth and shareholder returns on the one hand and attractive access to capital markets on the other hand.

We aim to achieve this leverage target through a further optimization of our financing framework, potential acquisitions, strong Free Cash Flow generation and cash returns to shareholders. The implementation of this leverage model will allow for attractive and sustainable shareholder returns with an above-sector yield, on top of continued strong long-term business growth. To that end, in absence of acquisitions and/or a significant change in our business model, our shareholder remuneration strategy will allow for a continuing high level of cash returns to shareholders on a long-term basis.

For 2011, the Board of Directors authorized to proceed with a shareholder disbursement of €4.5 per share, representing a total distributable amount of €505.9 million. The final decision on the shareholder disbursement and payout date will be voted upon at the Annual General Meeting of Shareholders (AGM) on April 27, 2011. The disbursement will most likely be executed as a capital reduction, which is not subject to applicable withholding taxes, and would be paid around mid-2011.

3.3          Subsequent events

•                  Ronny Verhelst leaves Telenet to become CEO of German cable company Tele Columbus; Ann Caluwaerts to join Telenet as Senior VP Media & Public Affairs

On January 26, 2011, Telenet announced that Mr. Ronny Verhelst, currently Executive Vice President Public Affairs and CEO Telenet Mobile, will leave the Company on April 1, 2011 to become CEO of the German cable company Tele Columbus. Mr. Herbert Vanhove, Senior VP Product Management, will oversee Telenet’s mobile business in order to closer align the mobile product with the fixed product lines.

On February 14, 2011, Telenet announced that Ann Caluwaerts will become Senior Vice President Media &Public Affairs on April 1, 2011. She will succeed Ronny Verhelst, who is leaving Telenet on April 1, 2011, to become CEO of Tele Columbus in Berlin. Ann Caluwaerts has accrued more than 20 years’ experience in the technology and telecom sector. In the past 17 years, she held various positions at British Telecom, one of the world’s biggest suppliers of communication solutions and services. She will also join Telenet’s Executive Management Team, which will have 4 female members as from April 1, 2011.

•                  Telenet announces €300 million new issuance under the Senior Credit Facility and fully redeems outstanding Term Loans K and L1

On February 9, 2011, Telenet announced a new issuance of €300 million under its existing credit facility (the “Senior Credit Facility”). Following the voluntary debt exchange and extension process and the issuance of €600 million of debt under the Senior Credit Facility in 2010, this transaction is the next step in a further optimization of Telenet’s capital structure and improvement of the debt repayment schedules. Telenet intends to use the entire net proceeds from this new debt issuance to repay in full or in part outstanding amounts under the Senior Credit Facility.

On February 28, 2011, Telenet will proceed with the full early redemption of existing Term Loans K and L1 for an aggregate amount of €366.5 million. To this end, Telenet will use €286.5 million of cash and cash equivalents. The remaining €80.0 million of participations and commitments will be extended into Term Loan G2 with improved maturity and economics, similar to the current Term Loan G. Through these operations, Telenet will further improve its debt maturity profile.

•                  Telenet filed its consultation documents with the regulators

On February 18, 2011, Telenet filed the consultation documents with the VRM, CSA and BIPT as a response to their draft proposal to introduce certain remedies for analog and digital cable TV and broadband internet services in Belgium. Telenet concluded that the proposed measures are without merit and disproportionate.

3.4          Procedures of the independent auditor

The statutory auditors, KPMG Bedrijfsrevisoren — Reviseurs d’Entreprises CVBA, represented by Jos Briers, have confirmed that their audit procedures, which have been substantially completed, have not revealed any material adjustments which would have to be made to the accounting data included in this press release as of and for the year ended December 31, 2010.

4                                         Telenet Group Holding NV — Consolidated operating statistics

As of and for the three months ended	Dec 2010	Dec 2009	Change %

Total Services

Homes passed - Combined Network	2,818,800	2,793,800	1%

Television
Analog Cable TV
Total Analog Cable TV	1,032,500	1,341,600	-23%
Digital Cable TV
Digital Cable TV (Telenet Digital TV)	1,182,800	937,900	26%
Digital Cable TV (INDI)	59,100	63,000	-6%
Total Digital Cable TV	1,241,900	1,000,900	24%

Total Cable TV	2,274,400	2,342,400	-3%

Internet
Residential Broadband Internet	1,189,000	1,082,200	10%
Business Broadband Internet	37,600	33,700	12%
Total Broadband Internet	1,226,600	1,115,900	10%

Telephony
Residential Telephony	802,200	728,900	10%
Business Telephony	12,400	12,000	3%
Total Telephony	814,600	740,900	10%

Mobile telephony (active customers)	198,500	128,700	54%

Total Services (excl. Mobile)	4,315,600	4,199,200	3%

Churn

Basic cable television	8.8%	9.1%
Broadband internet	7.6%	7.4%
Telephony	7.2%	6.8%

Customer relationship information - Combined Network

Triple-play customers	719,200	651,000	10%
Total customer relationships	2,274,400	2,342,400	-3%
Services per customer relationship	1.90	1.79	6%
ARPU per customer relationship (in € / month)	40.0	36.8	9%

5                                         Telenet Group Holding NV — Selected EU GAAP condensed consolidated financial statements

5.1                               EU GAAP condensed consolidated statement of comprehensive income (unaudited)

	For the three months ended			For the full year ended
	December 31,			December 31
(€ in millions, except shares and per share amounts)	2010	2009	Change %	2010	2009	Change %

Revenue

Basic cable television	80.3	82.2	-2%	325.1	322.3	1%
Premium cable television	40.7	32.9	24%	150.7	115.4	31%
Distributors / other	13.4	18.5	-28%	55.7	56.5	-1%
Residential broadband internet	105.7	103.3	2%	426.7	402.0	6%
Residential telephony	67.3	59.2	14%	255.9	224.3	14%
Business services	24.6	19.3	27%	84.9	76.9	10%

Total Revenue	332.0	315.5	5%	1,299.0	1,197.4	8%

Expenses

Cost of services provided	(190.4)	(183.3)	4%	(735.8)	(688.9)	7%

Gross Profit	141.6	132.2	7%	563.2	508.5	11%
Selling, general & administrative expenses	(65.2)	(66.4)	-2%	(218.7)	(210.0)	4%

Operating profit	76.4	65.8	16%	344.5	298.5	15%

Finance income	32.9	0.2	n/a	1.5	1.2	25%
Net interest income and foreign exchange gain	0.2	0.2	n/a	1.5	1.2	25%
Net gain on derivative financial instruments	32.7	—	n/a	—	—	n/a
Finance expenses	(52.4)	(33.9)	55%	(199.1)	(154.8)	29%
Net interest expense and foreign exchange loss	(44.5)	(31.6)	41%	(152.2)	(133.9)	14%
Net loss on derivative financial instruments	—	(2.3)	n/a	(39.0)	(20.9)	87%
Loss on extinguishment of debt	(7.9)	—	n/a	(7.9)	—	n/a
Net Finance expense	(19.5)	(33.7)	-42%	(197.6)	(153.6)	29%
Share of the loss of equity accounted investees	(0.0)	(0.0)	n/a	(0.4)	(0.5)	-20%

Profit before income tax	56.9	32.1	77%	146.5	144.4	1%
Income tax benefit (expense)	(14.8)	128.3	n/a	(57.2)	88.7	n/a

Profit for the period	42.1	160.4	-74%	89.3	233.1	-62%

Other comprehensive income for the period, net of income tax	—	—	n/a	—	—	n/a

Total comprehensive income for the period, attributable to owners of the Company	42.1	160.4	-74%	89.3	233.1	-62%

Weighted average shares outstanding	112,301,088	111,806,675		112,093,758	111,354,953
Basic earnings per share	0.38	1.43		0.80	2.09
Diluted earnings per share	0.37	1.43		0.79	2.08
Expenses by Nature

Employee benefits	35.2	33.6	5%	133.8	123.1	9%
Nonrecurring post-employment benefits	—	6.6	n/a	—	6.6	n/a
Share based compensation	6.2	1.2	417%	9.8	5.1	92%
Depreciation	61.5	62.0	-1%	246.5	239.0	3%
Amortization	16.2	15.7	3%	60.5	55.5	9%
Amortization of broadcasting rights	2.2	2.1	5%	6.8	8.3	-18%
Network operating and service costs	98.0	90.4	8%	378.2	343.2	10%
Advertising, sales and marketing	23.0	24.3	-5%	69.3	69.2	0%
Other costs	12.7	14.0	-9%	49.0	47.7	3%
Operating charges (credits) related to acquisitions or divestitures	0.3	(0.2)	n/a	0.3	1.3	-77%
Restructuring charges	0.3	—	n/a	0.3	—	n/a

Total Expenses	255.6	249.7	2%	954.5	898.9	6%

5.2                               EU GAAP Condensed consolidated statement of cash flows (unaudited)

	For the three months ended			For the full year ended
	December 31,			December 31
(€ in millions)	2010	2009	Change %	2010	2009	Change %

Cash flows provided by operating activities
Profit for the period	42.1	160.4	-74%	89.3	233.1	-62%
Depreciation, amortization and impairment	79.9	79.8	0%	313.8	302.8	4%
Working capital changes and other non cash items	(1.9)	(27.8)	-93%	(17.0)	(45.6)	-63%
Income tax expense (benefit)	14.7	(128.3)	n/a	57.5	(89.0)	n/a
Net interest expense and foreign exchange loss	44.3	31.4	41%	150.7	132.8	-13%
Net loss (gain) on derivative financial instruments	(32.7)	2.3	n/a	39.0	20.9	87%
Loss on extinguishment of debt	7.9	—	n/a	7.9	—	n/a
Cash interest expenses and cash derivatives	(30.4)	(28.1)	8%	(137.4)	(114.2)	20%

Net cash provided by operating activities	123.9	89.7	38%	503.8	440.8	14%

Cash flows provided by investing activities
Purchases of property and equipment	(57.7)	(58.9)	-2%	(194.5)	(233.7)	-17%
Purchases of intangibles	(15.4)	(11.9)	29%	(51.5)	(40.2)	28%
Acquisitions of subsidiaries and affiliates, net of cash acquired	—	(0.4)	n/a	(2.3)	(6.4)	-64%
Proceeds from sale of property and equipment and other intangibles	0.2	0.7	-71%	0.3	0.7	-57%

Net cash used in investing activities	(72.9)	(70.6)	3%	(248.0)	(279.6)	-11%

Cash flows provided by financing activities
Net debt redemptions	391.2	—	n/a	526.2	5.0	n/a
Payment of shareholder disbursement	(0.1)	—	n/a	(249.8)	(55.8)	348%
Other financing activities (incl. finance leases)	(19.7)	(3.8)	418%	(38.3)	(30.3)	26%

Net cash provided by (used in) financing activities	371.4	(3.8)	n/a	238.1	(81.1)	n/a

Net increase in cash and cash equivalents
Cash at beginning of period	217.2	130.5	66%	145.7	65.6	122%
Cash at end of period	639.6	145.7	339%	639.6	145.7	339%

Net cash generated	422.4	15.3	2669%	493.9	80.1	517%

Free Cash Flow
Net cash provided by operating activities	123.9	89.7	38%	503.8	440.8	14%
Purchases of property and equipment	(57.7)	(58.9)	-2%	(194.5)	(233.7)	-17%
Purchases of intangibles	(15.4)	(11.9)	29%	(51.5)	(40.2)	28%
Free Cash Flow	50.8	18.9	169%	257.8	166.9	54%

5.3                               EU GAAP Condensed consolidated statement of financial position (unaudited)

	Dec 31,	Dec 31,
(€ in millions)	2010	2009	Change

ASSETS
Non-current Assets:
Property and equipment	1,310.2	1,315.0	(4.8)
Goodwill	1,241.8	1,240.4	1.4
Other intangible assets	313.6	308.6	5.0
Deferred tax assets	19.9	116.4	(96.5)
Derivative financial instruments	4.7	9.1	(4.4)
Investments in equity accounted investees	0.2	0.3	(0.1)
Other assets	4.9	5.6	(0.7)
Total non-current assets	2,895.3	2,995.3	(100.0)

Current Assets:
Inventories	12.6	11.3	1.3
Trade receivables	79.8	73.3	6.5
Derivative financial instruments	0.3	0.3	0.0
Other current assets	65.1	47.3	17.8
Cash and cash equivalents	639.6	145.7	493.9
Total current assets	797.4	277.9	519.5

TOTAL ASSETS	3,692.7	3,273.2	419.5

EQUITY AND LIABILITIES
Equity:
Share capital	797.4	1,041.8	(244.4)
Share premium and other reserves	915.2	902.6	12.6
Retained loss	(1,495.1)	(1,584.4)	89.3
Total equity	217.5	360.1	(142.6)

Non-current Liabilities:
Loans and borrowings	2,837.4	2,291.5	545.9
Derivative financial instruments	35.9	18.6	17.3
Deferred revenue	6.4	8.6	(2.2)
Deferred tax liabilities	0.5	45.7	(45.2)
Other liabilities	43.2	39.9	3.3
Total non-current liabilities	2,923.4	2,404.3	519.1

Current Liabilities:
Loans and borrowings	40.3	32.4	7.9
Trade payables	109.4	82.2	27.2
Accrued expenses and other current liabilities	283.1	272.5	10.6
Deferred revenue	94.0	105.1	(11.1)
Derivative financial instruments	24.7	16.6	8.1
Current tax liability	0.3	0.1	0.2
Total current liabilities	551.8	508.9	42.9

Total liabilities	3,475.2	2,913.2	562.0

TOTAL EQUITY AND LIABILITIES	3,692.7	3,273.2	419.5